Exhibit 10.11a

Amendment to 9-1-2001 Consulting Agreement

Rayne Forecast, Inc. ("Consultant") and Endexx Corporation (formerly Panamed Corporation, "Company" herein), for good and valuable consideration, hereby, as of October 1, 2009, amend that certain agreement between the parties dated 9-1-2001 (the "2001 agreement") as follows:

1. The second -to-last sentence of Section 6 of the 2001 agreement shall be replaced with the following:

   "Consultant shall be paid a minimum fee of $50,000 to a maximum fee of $500,000 for its reasonable services in any merger or acquisition as described in this Section 6. This fee is not a 'Finder's fee', and it shall not be calculated on the basis of a percentage of the amount of financing or deemed monetary value of such a transaction.

Todd Davis, President
Rayne Forecast Inc.
10-1-2009

Todd Davis, CEO
Endexx Corporation
10-1-2009